Exhibit 4.16

Shenzhen Kewei Robot Technology Co., Limited

(“Vendor”)

and

Guardforce AI Co., Limited

(“Purchaser”)

SALE AND PURCHASE AGREEMENT

relating to share capital of

Shenzhen Keweien Robot Service Co., Limited

and

Guangzhou Kewei Robot Technology Co., Limited

(the “Companies”)

THIS AGREEMENT (“AGREEMENT”) is made on the 11st day of March 2022

BETWEEN

(1)	Shenzhen Kewei Robot Technology Co., Limited, a private China company of Room 201, 2/F, Block C, Zhihui Plaza, Qiaoxiang Road 4068, Shahe Street, Nanshan, Shenzhen, China (or its designated parties, collectively, the “Vendor”); and

(2)	Guardforce AI Co., Limited, a private Cayman Islands company of Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands (and its subsidiaries, collectively, the “Purchaser”); and

(3)	Shenzhen Keweien Robot Service Co., Limited, a private China company of Xinnengyuan Building AB-7A706, Nanhai Avenue 2239, Nanguang Community, Nanshan Street, Nanshan, Shenzhen, China, and Guangzhou Kewei Robot Technology Co., Limited, a China company of Room 2202, Xingang Dong Road 1068, Haizhu, Guangzhou, China (collectively, the “Companies”).

WHEREAS:-

(A)	As of the date of this Agreement, each company of the Companies has a subscribed share capital of RMB￥3,000,000 and RMB￥2,000,000, respectively (collectively, the “Shares”).

(B)	The Vendor legally holds, directly or indirectly, 100% of the subscribed share capital of the Companies. The Vendor agrees to sell to the Purchaser, and the Purchaser agrees to purchase 100% of the subscribed share capital of the Companies (the “Sale Shares”).

(C)	The Vendor is the registered and beneficial owner of the Sale Shares.

(D)	The parties hereto agree to sign this Agreement on the terms and conditions hereinafter appearing.

NOW IT IS HEREBY AGREED as follows:-

1.	DEFINITIONS

1.1	In this Agreement hereto unless otherwise expressed or required by context, the following expressions shall have the respective meanings set opposite thereto, as follows:-

Expression	Meaning

“Business Day”	Any day other than a Saturday, Sunday or public holiday on which The Hongkong and Shanghai Banking Corporation Limited is open for business in Hong Kong.

“Companies”	Shenzhen Keweien Robot Service Co., Limited and Guangzhou Kewei Robot Technology Co., Limited, whose particulars are set out in Schedule 1.

“Completion”	Completion of the sale and purchase of the Sale Shares which is to be effected on the Completion Date.

“Completion Date”	The consummation of this transaction (the “Completion”) will take place by the reciprocal delivery of closing documents by electronic mail, regular mail or any other means mutually agreed upon by the Purchaser and the Vendor hereto on a date on which the last of the conditions to closing contained in Article 4 is satisfied or waived in accordance with this Agreement or any other date as the Purchaser and the Vendor may mutually determine (the date on which the Closing actually occurs is referred to as the “Completion Date”).

“HK$”	Hong Kong Dollars.

“RMB￥”	RenMinBi Yuan.

“US$”	United States Dollars.

“Hong Kong”	The Hong Kong Special Administrative Region.

“China”	The People’s Republic of China.

“Consideration Shares”	Restricted ordinary shares of Guardforce AI Co., Limited that have a value of nine million US Dollars (US$9,000,000).

“Purchase Price”	US$10,000,000, to be paid by (i) cash in an amount of 10% of the Purchase Price and (ii) Consideration Shares in an amount of value of 90% of the Purchase Price.

“Sale Shares”	100% of the subscribed share capital of the Companies beneficially owned by the Vendor.

“Shares”	100% shares of the subscribed share capital of the Companies.

“Warranties”	The warranties, representations, and undertakings given by the Vendor to the Purchaser hereunder.

“Kewei Intelligent Cloud Platform”	A self-developed and online platform created by the Vendor, to be used to operate and manage service robot products.

2.	SALE AND PURCHASE OF SHARE

2.1	Subject to the terms and conditions of this Agreement, the Vendor as beneficial owner hereby agrees to sell and the Purchaser hereby agrees to purchase at the Purchase Price the Sale Shares free from any and all options, liens, charges and encumbrances or third-party rights of whatsoever nature.

2.2	Subject to the terms and conditions of this Agreement, it is agreed that the Purchase Price is to be paid by (i) cash in an amount of 10% of the Purchase Price and (ii) Consideration Shares in an amount of value of 90% of the Purchase Price. Guardforce AI Co., Limited is presently listed on the US Nasdaq Markets under the symbol “GFAI”. For purposes of this Agreement, each share of Guardforce AI Co., Limited is valued at US$4.20.

3.	CONDUCT OF BUSINESS

3.1	Between the date hereof and until the Completion Date, the Companies shall (and the Vendor shall cause the Companies to):

(a)	operate the Vendor’s and the Companies’ business in the ordinary course of business; and

(b)	maintain all properties of the Vendor and the Companies in good working order; and

(c)	maintain the Vendor’s and the Companies’ business and employees, customers, assets and operations as an ongoing concern.

4.	COMPLETION

4.1	The Completion shall take place on the Completion Date when:

(a)	the Vendor shall cause a meeting of its board of director(s) and/or shareholder(s) to give effect to the entry into and performance of this Agreement, to approve the Sale Shares to be transferred to the Purchaser and/or its designated parties and to approve the amendment of each of the Companies’ Memorandum and Articles of Association with respect to the shareholding details; and

(b)	the Purchaser shall cause a meeting of its board of director(s) to give effect to the entry into and performance of this Agreement; and

(c)	the Purchaser shall deliver the payment of the Purchase Price, including cash and Consideration Shares as mentioned above, to the Vendor’s designated account(s), the Vendor shall separately issue written document(s) to the Purchaser to designate or adjust the account(s) for receiving the aforesaid payment; and

(d)	the Vendor and the Purchaser shall complete share transfer registration recognized by the China governments or authorities.

5.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

5.1	The Vendor hereby represents and warrants to and undertakes with the Purchaser that save as disclosed herein each of the Warranties set out in Schedule 2 as at the date hereof and shall be for all times up to and including the Completion Date are true and correct in all respects.

5.2	The Vendor shall on demand indemnify the Purchaser against any loss, damage, cost or expense suffered or incurred by the Purchaser or the Companies arising directly or indirectly from the breach of any of the Warranties or any other terms of this Agreement.

5.3	(a)	The Vendor acknowledges that the Purchaser has entered into this Agreement in reliance upon the Vendor’s Warranties.

(b)	Each of the warranties shall constitute a separate and independent warranty, and the Purchaser shall have a separate claim and right of action in respect of every breach of any of the Warranties.

(c)	The Vendor’s Warranties shall survive Completion.

5.4	The Vendor agrees that the Purchaser, prior to Completion, shall have the right to appoint certain employees to the Companies to participate in the business operation, exact arrangement to be agreed.

5.5	The Vendor agrees to deliver to the Purchaser necessary documents as followed, including, but not limited to, corporate seals of the Companies, original Certificates of Business of each of the Companies, original Memorandum and Articles of Association of each of the Companies and Audit Reports of each of the Companies for the financial year as of December 31, 2021;

5.6	The Vendor and the Purchaser agree that in the event that the Companies needs to raise further working capital after Completion, the Purchaser, subject to a mutually agreed business plan, agrees to provide further working capital to the Companies in the form of shareholder’s loan, which shall be interest-bearing at a rate to be determined.

5.7	The Vendor and the Purchaser agree that the Purchaser shall have the right to add more warranty clauses (by way of supplemental agreement or side letter) after completing the due diligence review before Completion.

5.8	The Vendor shall provide the Kewei Intelligent Cloud Platform for the Purchaser’s use for free, however, the Purchaser shall bear its own cost related to the server, and both the Vendor and Purchaser reserve the rights to further negotiate and adjust this provision from time to time.

6.	SEVERABILITY

6.1	If at any time any one or more provisions hereof is or becomes invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality, enforceability or performance of the remaining provisions hereof shall not thereby in any way be affected or impaired.

7.	ENTIRE AGREEMENT

7.1	This Agreement constitutes the entire agreement and understanding between the parties hereto in connection with the sale and purchase of the Shares under this Agreement and supersedes all previous proposals, representations, understanding, warranties, agreements or undertakings relating thereto whether oral, written or otherwise.

8.	NOTICES

8.1	All notices, requests, reports and other communications permitted or required to be given under this Agreement shall be deemed validly served by written notices via mails or electronic mails.

9.	COSTS AND EXPENSES

9.1	The parties hereto shall bear their own legal and professional fees, stamp duties, costs and expenses in the preparation and completion of this Agreement, and any other documents in relation thereto and in connection with the sale and purchase herein.

10.	INTELLECTUAL PROPERTY RIGHTS

10.1	The Vendor agrees that the Purchaser shall have rights to use the intellectual property rights registered under the Companies’ names, if any, including, but not limited to, any trademarks, copyrights and patents.

11.	GOVERNING LAW AND DISPUTE RESOLUTION

11.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong. All disputes arising from or in connection with this Agreement shall be under the jurisdiction of Hong Kong courts.

12.	MISCELLANEOUS

12.1	This Agreement is drafted in English and Chinese, if any ambiguity arises, the Chinese version shall prevail.

(Signature page to follow)

AS WITNESS whereof the parties hereto have signed this Agreement on the date set forth on the first page of this Agreement.

Vendor:

Shenzhen Kewei Robot Technology Co., Limited

By:	/s/ Jingyi Tu
Name:	Jingyi Tu
Title:	CEO

Purchaser:

Guardforce AI Co., Limited

By:	/s/ Lei Wang
Name:	Lei Wang
Title:	CEO

Companies:

Shenzhen Keweien Robot Service Co., Limited

By:	/s/ Jingyi Tu
Name:	Jingyi Tu
Title:	Authorized Representative

Guangzhou Kewei Robot Technology Co., Limited

By:	/s/ Jingyi Tu
Name:	Jingyi Tu
Title:	Authorized Representative

SCHEDULE 1

PARTICULARS OF THE COMPANIES

Shenzhen Keweien Robot Service Co., Limited

(1)	Companies Name	:	Shenzhen Keweien Robot Service Co., Limited

(2)	Companies No.	:	91440300MA5FLJ9J9M

(3)	Place of Incorporation	:	Shenzhen, China

(4)	Date of Incorporation	:	May 9, 2019

(5)	Registered Address	:	Xinnengyuan Building AB-7A706, Nanhai Avenue 2239, Nanguang Community, Nanshan Street, Nanshan, Shenzhen, China

(6)	Subscribed Capital	:	RMB￥3,000,000

(7)	Shareholder	:	Shenzhen Kewei Robot Technology Co., Limited holds 100% subscribed capital

(8)	Legal Representative	:	Lin Jia

Guangzhou Kewei Robot Technology Co., Limited

(1)	Companies Name	:	Guangzhou Kewei Robot Technology Co., Limited

(2)	Companies No.	:	91440101MA9UKAJU3R

(3)	Place of Incorporation	:	Guangzhou, China

(4)	Date of Incorporation	:	May 7, 2020

(5)	Registered Address	:	Room 2202, Xingang Dong Road 1068, Haizhu, Guangzhou, China

(6)	Subscribed Capital	:	RMB￥2,000,000

(7)	Shareholder	:	Shenzhen Kewei Robot Technology Co., Limited holds 100% subscribed capital of Shenzhen Keweien Robot Service Co., Limited, and Shenzhen Keweien Robot Service Co., Limited holds 100% subscribed capital of Guangzhou Kewei Robot Technology Co., Limited

(8)	Legal representative	:	Lin Jia

SCHEDULE 2

WARRANTIES

The Vendor hereby represents and warrants to the Purchaser that all representations and statements set out in this Schedule 2 or otherwise contained in this Agreement are and will be true and accurate as at the date hereof and as of the date of Completion with reference to the facts and circumstances subsisting at such time.

1.	General

1.1	The Vendor has full power and authority, and has obtained all necessary consents and approvals, to enter into this Agreement and to exercise his rights and perform his obligations hereunder.

1.2	The execution, delivery and performance of this Agreement by the Vendor does not and shall not violate in any respect any provision of:

(a)	any law or regulation or any order or decree of any governmental authority, agency or court of China;

(b)	the laws and documents incorporating and constituting the Vendor; or

(c)	any agreement or other undertaking to which the Vendor or the Companies is a party or which is binding upon it or any of its assets.

1.3	All information given by or on behalf of the Vendor or the Companies to the Purchaser or any of their representatives was when given and is at the date of this Agreement true, complete and accurate in all respects.

2.	Shares

2.1	The Sale Shares represent 100% of the subscribed share capital of the Companies.

2.2	The Sale Shares are legally and beneficially owned by the Vendor free from all liens, claims, equities, charges, encumbrances or third-party rights of whatsoever nature.

2.3	There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting the Sale Shares or any part of the subscribed share capital of the Companies.

3.	Compliance with Laws

3.1	The Companies have been and remain validly incorporated or established in accordance with all applicable laws and regulations of China and have not committed any criminal, illegal or unlawful act.

3.2	All shares, debentures or other securities issued or allotted by the Companies have been and remain validly issued or allotted.

4.	Taxation

4.1	The Companies have complied with all other relevant legal requirements relating to registration or notification for Taxation purposes.

5.	Litigation

5.1	Neither of the Companies is a party to any litigation, arbitration, prosecution, dispute, investigation or to any other legal or contractual proceeding (together “Proceedings”).

5.2	No Proceedings are threatened or pending either by or against either of the Companies or against any person for whose acts or defaults the one of both of the Companies may be vicariously liable.

6.	Business Operation prior to Completion

Each of the Companies has carried on its business in the ordinary course so as to maintain the same as a going concern.

7.	Contracts and Commitments

7.1	Neither of the Companies is in breach of any deed, agreement, contract or undertaking to which it is a party, nor does it have any outstanding actual or contingent liability in respect of any previous deeds, agreements or undertakings to which it has been a party.

8.	Solvency

8.1	Each of the Companies is solvent and able to pay its debts as they fall due and has assets of greater value than its liabilities.

8.2	No order has been made or petition presented or resolution passed for the winding up of either of the Companies, nor has any distress, execution or other process been levied against either of the Companies or action taken to repossess goods in the possession of either of the Companies.

9.	Confidential Information

9.1	Neither of the Companies is aware of any misuse of confidential information belonging to a third party.

9.2	There has not been any disclosure of Companies’ confidential information to any third party.